Exhibit 99.1

CONTACTS:

John R. Barr President and CEO 617-926-1551 john.barr@vitechnologies.com	Thomas T. Higgins Executive Vice President, Operations and CFO 617-926-1551 tom.higgins@vitechnologies.com

V.I. Technologies Announces Plans for a $5.5 Million Rights Offering

Watertown, MA (December 10, 2004) — V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”), a biotechnology company dedicated to developing the next generation of anti-infective products, today announced its intention to file a registration statement with the Securities and Exchange Commission for a shareholder rights offering of its common stock with a maximum value of approximately $5.5 million. Although the detailed terms of the rights offering have not yet been determined, Vitex will offer shares of its common stock to its stockholders at $0.20 per share, which is the same price per share as in the private placement announced today. The shareholder rights offering is planned to commence in early 2005 and is subject to the closing of the merger with Panacos Pharmaceuticals Inc. (“Panacos”).

The Company plans to file a registration statement for the rights offering in early 2005 and will update shareholders at that time as to the detailed terms of the offering.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement to be filed with the Securities and Exchange Commission becomes effective.

About Vitex

Vitex is developing the next generation of anti-infective products. The Company’s proprietary INACTINE™ technology is designed to inactivate a wide range of viruses, bacteria and parasites in units of red blood cells, and has also demonstrated its ability to remove prion proteins from red cell units. Over 40 million red cell units are transfused annually in the U.S., Europe and Japan. For more information on Vitex, please visit our web site at: http://www.vitechnologies.com.

About Panacos

Panacos Pharmaceuticals is engaged in the discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Panacos’ proprietary discovery technologies focus on novel targets in the virus life cycle, including virus fusion and virus maturation, the first and last steps of viral infection. More information on Panacos is available at http://www.panacos.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as execution of the Company’s financing and other strategic plans, quarterly fluctuations in operating results, anticipated clinical trial timelines or results, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.